Exhibit 99.4

ISSN 1718-8369

Volume 6, number 1	August 26, 2011

AS AT MAY 31, 2011

Note to reader: reports for 2011-2012

The first report on financial transactions of 2011-2012 presents the first two months of activities, i.e. April and May 2011. Future reports will be produced on a monthly basis.

The reports for 2011-2012 provide more detailed information on the results of consolidated entities, i.e. the results for non-budget-funded bodies and special funds, those of the health and social services and the education networks and those of the Generations Fund.

Cumulative results as at May 31, 2011

❑            The deficit as at May 31, 2011, i.e. two months after the beginning of the fiscal year, stands at $911 million, down $269 million compared to May 31, 2010.

❑            For this period, budgetary revenue amounts to $10.7 billion while budgetary expenditure amounts to $12 billion.

❑            The results of consolidated entities show a surplus of $369 million.

The budgetary balance within the meaning of the Balanced Budget Act, which includes the payment to the Generations Fund, shows a deficit of $1 billion, i.e. $258 million less than as at May 31, 2010. For 2011-2012, the forecast deficit is $3.8 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

			Budget
	April to May		2011-2012
				Forecast Growth
	2010-2011[1]	2011-2012	2011-2012%
BUDGETARY REVENUE
Own-source revenue	7 397	8 217	50 336	7.3
Federal transfers	2 541	2 508	15 039	- 2.7
Total	9 938	10 725	65 375	4.8
BUDGETARY EXPENDITURE
Program spending	- 10 463	- 10 766	- 61 284	2.4
Debt service	- 1 107	- 1 239	- 7 794	12.4
Total	- 11 570	- 12 005	- 69 078	3.5
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	374	251	228	—
Health and social services and education networks	- 33	- 4	- 25	—
Generations Fund	111	122	940	—
Total	452	369	1 143	—
Contingency reserve	—	—	- 300	—
DEFICIT	- 1 180	- 911	- 2 860	—
BALANCED BUDGET ACT
Generations Fund	- 111	- 122	- 940	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 1 291	- 1 033	- 3 800	—

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF). Figures have also been restated to reflect new rates for the monthly allocation of transfer expenditures for health and social services institutions.

2	The details of these revenues and expenditures are shown on page 5 of this report.

Budgetary revenue

❑            As at May 31, 2011, budgetary revenue amounts to $10.7 billion, $787 million more than as at May 31, 2010.

—  Own-source revenue stands at $8.2 billion, $820 million more than last year.

—  Federal transfers amount to $2.5 billion, down $33 million compared to May 31, 2010.

Budgetary expenditure

❑            Since the beginning of the year, budgetary expenditure amounts to $12 billion, an increase of $435 million, or 3.8%, compared to last year.

—   For the first two months, program spending rose $303 million, or 2.9%, and stands at $10.8 billion. The growth forecast for 2011-2012 in the budget last March 17 is 2.4%.

–    The most significant changes are in the Health and Social Services ($167 million), Education and Culture ($107 million) and Economy and Environment (-$93 million) missions.

–    Consistent with the historical trend, program spending is made more quickly early in the year because of the allocation details of certain grants.

—  Debt service amounts to $1.2 billion, up $132 million or 11.9% compared to last year.

Consolidated entities

❑            As at May 31, 2011, the results of consolidated entities show a surplus of $369 million. These results include:

—  a surplus of $251 million for non-budget-funded bodies and special funds;

—  a $4-million deficit for the health and social services and the education networks;

—  revenue dedicated to the Generations Fund of $122 million.

Net financial requirements

❑            As at May 31, 2010, consolidated net financial requirements stand at $3.5 billion, an increase of $557 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	April to May
	2010-2011[1]	2011-2012	Change
BUDGETARY REVENUE
Own-source revenue	7 397	8 217	820
Federal transfers	2 541	2 508	- 33
Total	9 938	10 725	787
BUDGETARY EXPENDITURE
Program spending	- 10 463	- 10 766	- 303
Debt service	- 1 107	- 1 239	- 132
Total	- 11 570	- 12 005	- 435
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	374	251	- 123
Health and social services and education networks	- 33	- 4	29
Generations Fund	111	122	11
Total	452	369	- 83
DEFICIT	- 1 180	- 911	269
Consolidated non-budgetary requirements	- 1 784	- 2 610	- 826
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 2 964	- 3 521	- 557

1              For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF). Figures have also been restated to reflect new rates for the monthly allocation of transfer expenditures for health and social services institutions.

2              The details of these revenues and expenditures are shown on page 5 of this report.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	April to May
			Change
Revenue by source	2010-2011[1]	2011-2012%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 666	2 838	6.5
Contributions to Health Services Fund	902	909	0.8
Corporate taxes	664	638	- 3.9
Consumption taxes	2 101	2 578	22.7
Other sources	345	419	21.4
Total own-source revenue excluding government enterprises	6 678	7 382	10.5
Revenue from government enterprises	719	835	16.1
Total own-source revenue	7 397	8 217	11.1
Federal transfers
Equalization	1 425	1 302	- 8.6
Protection payment	—	62	—
Health transfers	711	753	5.9
Transfers for post-secondary education and other social programs	239	246	2.9
Other programs	166	145	- 12.7
Total federal transfers	2 541	2 508	- 1.3
BUDGETARY REVENUE	9 938	10 725	7.9

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF). Figures have also been restated to reflect new rates for the monthly allocation of transfer expenditures for health and social services institutions.

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	April to May
			Change
Expenditures by mission	2010-2011[1]	2011-2012%
Program spending
Health and Social Services	4 868	5 035	3.4
Education and Culture	2 940	3 047	3.6
Economy and Environment	1 153	1 060	- 8.1
Support for Individuals and Families	944	994	5.3
Administration and Justice	558	630	12.9
Total program spending	10 463	10 766	2.9
Debt service	1 107	1 239	11.9
BUDGETARY EXPENDITURE	11 570	12 005	3.8

1              For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF). Figures have also been restated to reflect new rates for the monthly allocation of transfer expenditures for health and social services institutions.

DETAILED INFORMATION ON THE CUMULATIVE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	April to May
	Special funds	Non-budget- funded bodies	Health and services networks		Generations Fund	Specified purpose accounts	Total	Consolidation adjustments		Total
REVENUE	1 918	3 026	—		122	99	5 165	- 3 436		1 729
EXPENDITURE
Expenditure	- 1 433	- 2 787	- 4	[1]	—	- 99	- 4 323	3 316	[2]	- 1 007
Debt service	- 263	- 210	—		—	—	- 473	120		- 353
TOTAL	- 1 696	- 2 997	- 4		—	- 99	- 4 796	3 436		- 1 360
RESULTS	222	29	- 4		122	—	369	—		369

1              The results of the networks are presented according to the modified equity accounting method.

2              Consolidation adjustments include the elimination of program spending of the Consolidated Revenue Fund.

For more information, contact the Direction des communications of the Ministère des Finances du Québec at 418 528-9323.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.